EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in Registration Statements (File Numbers 333-120123, 333-120124 and 333-125545) on Form S-8 of Southern Community Bancshares, Inc. of our report dated March 30, 2007 relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K of Southern Community Bancshares, Inc for the year ended December 31, 2006.
/s/ MAULDIN & JENKINS, LLC
Atlanta, Georgia
March 30, 2007